UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:	May 29, 2008
(Date of earliest event reported):	May 22, 2008

Commission File No. 0-10587

FULTON FINANCIAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Pennsylvania	23-2195389
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
One Penn Square Lancaster, Pennsylvania	17602
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 717-291-2411

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 - Other Events

As previously reported in Item 1A of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, recent developments in the market for student loan auction rate securities (also known as "auction rate certificates" or "ARCs") may affect Fulton Financial Corporation (the “Corporation”). The Corporation’s trust company subsidiary, Fulton Financial Advisors, N.A. ("FFA"), holds ARCs for some of its customers’ accounts. ARCs were one of several types of securities utilized by FFA as short-term investment vehicles for its customers. Customers of FFA held approximately $335 million of ARCs in their portfolios as of May 28, 2008.

ARCs are long-term securities structured to allow their sale in periodic auctions, resulting in the treatment of ARCs as short-term instruments in normal market conditions. However, in mid-February, 2008, market auctions for ARCs began to fail due to an insufficient number of buyers; these market failures were the first widespread and continuing failures in the over 20-year history of the auction rate securities markets. As a result, although the credit quality of ARCs has not been impacted, ARCs are currently not liquid investments for their holders, including FFA’s customers. It is unclear when liquidity will return to this market. Federal legislation was recently enacted which is designed to ensure continued availability of access to federal student loan programs to students and families. On May 21, 2008, the U.S. Department of Education announced preliminary plans for implementing the legislation, which focused on providing funding to student loan lenders for student loans for school year 2008-09. Although the announcement includes a commitment to explore programs to reengage the capital markets, it does not provide a specific solution that appears likely to return, in the near term, liquidity for the currently outstanding ARCs, including ARCs held in FFA customer portfolios.

As discussed in the above-referenced Quarterly Report, FFA has been monitoring the liquidity needs of its customers with ARC investments in their accounts. Based on its review of the current circumstances, the Corporation’s Board of Directors has approved an approach to assist these customers with their ordinary course of business liquidity needs. The Board believes that assisting these customers is in the long-term business interests of the Corporation, FFA and the Corporation’s shareholders and will maintain and enhance FFA’s customer relationships with many of its key customers. Several of the holders of the ARCs have been long term customers of the Corporation’s bank subsidiaries and, in many cases, the relationships include not only trust and investment management services, but also loan and/or deposit services.

Under the approach approved by the Board, FFA will work with its customers to address liquidity needs relating to their ARC investments and is authorized to purchase ARC investments from its customers from time to time based on when each customer’s liquidity need arises. It is likely that, where FFA agrees to purchase ARCs, the majority of ARCs would be purchased at par value less a discount. The purchase discount will reflect any additional interest earned on the ARCs currently held by the customer over the amount that would have been earned had the amount of the ARCs been invested in three-month treasury bills; the effect of such a structure would be to position FFA customers as if they had owned treasury bills instead of the ARCs. The Corporation will continue to actively monitor the situation and reserves the right to vary this approach at any time.

As a result of the decision to purchase the ARCs from its customers, the Corporation expects to establish a liability through a pre-tax earnings charge of approximately $13 million during the quarter ending June 30, 2008 based on assumptions regarding the dollar amount of ARCs that may be purchased and the estimated fair values of those ARCs. Based on a valuation provided by a third party retained by the Corporation and other available information, the Corporation estimates that the fair value of the ARCs held by FFA customers would be approximately 95% of par value. Subsequent changes in the fair value of the ARCs or other assumptions could require the Corporation to make adjustments in the amount of the liability. To the extent ARCs are purchased from customers, they will be initially recorded on the Corporation's balance sheet at fair value. Based on the anticipated implementation of the above-described approach, the Corporation has adequate liquidity to fund the purchases of ARCs described above.

As previously reported in the Quarterly Report on Form 10-Q for the period ended March 31, 2008, the Corporation entered into a definitive agreement with U.S. Bank National Association ND, d/b/a Elan Financial Services (Elan), to sell its approximately $85 million credit card portfolio to Elan. Upon execution of the agreement, the Corporation estimated that the transaction would result in a gain in the second quarter of 2008 of approximately $10 million, with the gain being dependent on the balance of the portfolio on the sale date, among other factors. Further portfolio analysis performed in connection with a preliminary settlement held subsequent to April 15, 2008, the effective date of the sale, has resulted in an increase in the estimated gain to approximately $14 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 29, 2008	FULTON FINANCIAL CORPORATION By: /s/ Charles J. Nugent Charles J. Nugent Senior Executive Vice President and Chief Financial Officer

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